                                                                    EXHIBIT 12.2


                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        PURSUANT TO THE SUPPORT AGREEMENT
                       BETWEEN THE COMPANY AND PACCAR INC
                             (Thousands of Dollars)



                                                             Nine Months Ended
                                                                September 30
                                                             1996          1995
--------------------------------------------------------------------------------
FIXED CHARGES
  Interest expense                                       $  73,786    $  65,119
  Facility and equipment rental                                548          536
--------------------------------------------------------------------------------
TOTAL FIXED CHARGES                                      $  74,334    $  65,655
--------------------------------------------------------------------------------


EARNINGS
  Income before income taxes                             $  39,256    $  33,855
  Depreciation                                               7,326        8,002
--------------------------------------------------------------------------------
                                                            46,582       41,857
  Fixed charges                                             74,334       65,655
--------------------------------------------------------------------------------
EARNINGS AS DEFINED                                      $ 120,916    $ 107,512
--------------------------------------------------------------------------------



RATIO OF EARNINGS TO FIXED CHARGES                           1.63X        1.64X
--------------------------------------------------------------------------------


                                      -12-